UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under Section 240.14a-12

Inland Real Estate Income Trust, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(l) and 0-11.

Email not displaying properly? View as a Web page. (Company Logo) Inland Income Trust Annual Report and Proxy Statement Available on the Company’s Website Soon Dear Broker Dealer Partner, Inland Real Estate Income Trust, Inc.’s (Inland Income Trust or the Company) definitive proxy materials have been filed with the SEC and will be available through the Company’s website in the near future. You will receive an email when the materials are available on the Company’s website and stockholders can vote. Your advisors will receive a similar communication shortly thereafter. These emails will also include helpful links to: Notice of Internet Availability Annual Report Proxy Statement Sample Proxy Card We appreciate your continued support. Questions? Please contact your Inland Investments’ Broker Dealer Relations team for more information. Click here to locate your relationship manager. View SEC Filings. For Institutional Use Only. Not for distribution to the public. This is neither an offer to sell nor a solicitation of an offer to buy securities.  INLAND REAL ESTATE INCOME TRUST, INC. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING PROXY CARD AND OTHER RELEVANT DOCUMENTS, WHICH HAVE BEEN FILED BY INLAND REAL ESTATE INCOME TRUST, INC. WITH THE SEC, IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement is expected to be disseminated to stockholders of the Company via a Notice of Internet Availability starting on or about August 24, 2022. Investors and security holders are also able to access to the proxy statement and other documents filed by the Company with the SEC for free through the SEC’s web site at sec.gov.

Participants in the Solicitation  The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the 2022 annual meeting of stockholders (the “Annual Meeting”). Information about the directors and executive officers of the Company, including a description of their direct and indirect interests in matters to be acted upon, by security holdings or otherwise, is set forth in the Company’s definitive proxy statement for its Annual Meeting, which has been filed with the SEC, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on March 16, 2022.  The Inland name and logo are registered trademarks being used under license. This material has been distributed by Inland Securities Corporation, member FINRA/SIPC, dealer manager for Inland Income Trust. Inland Securities Corporation | 2901 Butterfield Road, Oak Brook, IL 60523 | 800.826.8228 To opt out of future emails, unsubscribe.